Exhibit 99.2

Contact:	Randall Oliver (media) (323) 869-7607 randall.oliver@smartandfinal.com Richard Phegley (investors) (323) 869-7779 rick.phegley@smartandfinal.com

SMART & FINAL INC. TO BE ACQUIRED BY APOLLO MANAGEMENT

•	Cash Price of $22.00 per Common Share

•	Majority Shareholder Groupe Casino Supports Transaction

•	Fourth Quarter 2006 Results Also Released, with Sales Up 7.6 Percent

LOS ANGELES, February 20, 2007 – Smart & Final Inc. (NYSE – SMF) announced today that it has entered into a definitive merger agreement to be acquired by an affiliate of Apollo Management, L.P. (“Apollo”), a leading private equity firm, for $22.00 per share in cash.

The board of directors of Smart & Final Inc. (“Smart & Final”) has unanimously approved the transaction, which is expected to close in the second quarter of 2007. The estimated total enterprise value of the transaction, including the value of the company’s existing debt obligations, net of cash, at December 31, 2006, is approximately $812.9 million.

The Apollo affiliate has also entered into a stock purchase agreement with Paris-based Casino Guichard-Perrachon, S.A. (“Groupe Casino”), which owns approximately 55.0 percent of Smart & Final’s common stock, to purchase the subsidiary of Groupe Casino which directly owns approximately 52.2 percent of Smart & Final’s common stock. This transaction is conditioned on the concurrent closing of the Smart & Final merger. The purchase price for the subsidiary will be based on the number of Smart & Final shares it owns at the same $22.00 cash price per share to be paid in the merger. The remaining approximately 2.8 percent of Smart & Final’s common stock held by Groupe Casino will be acquired pursuant to the merger.

The proposed transaction is subject to approval by Smart & Final’s stockholders, as well as other customary closing conditions, including the expiration of the Hart-Scott-Rodino antitrust waiting period. Groupe Casino and its subsidiaries have agreed to vote all of their Smart & Final shares pursuant to the terms of the stock purchase agreement.

Etienne Snollaerts, Smart & Final’s president and chief executive officer, stated “We are delighted to continue our dynamic growth program with a new financial partner that will bring deep retail perspective to our team. Apollo’s exceptional history of

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Smart & Final Inc. Fourth Quarter 2006

successful retail investing shows that we can leverage their experience to improve our operational metrics and return on capital. As our 23-year association with Groupe Casino concludes, I’d also like to acknowledge the tremendous support which they have offered to Smart & Final in developing our current business.”

Andy Jhawar, a senior partner of Apollo added, “We have long admired the unique specialty food retail position of the Smart & Final and Smart Foodservice Cash & Carry stores. The company’s position in the marketplace will serve as a strong platform for continued evolution and future growth of its business model. We look forward to working together with Smart & Final’s over 6,000 employee associates to position the company for continued long-term success.”

Fourth Quarter 2006 Results

Smart & Final also today reported sales for its twelve-week fourth quarter ended December 31, 2006 of $491.4 million, an increase of $34.6 million, or 7.6 percent, over fourth quarter 2005 sales of $456.8 million. Income from continuing operations was $5.1 million for the fourth quarter 2006, or $0.16 per diluted share, compared with $9.4 million, or $0.29 per diluted share, for the fourth quarter 2005. Comparable store sales growth for the 2006 fourth quarter was 5.7 percent.

Included in the operating results for the 2006 fourth quarter were $0.5 million net of tax, or $0.01 per diluted share, of costs associated with the company’s assessment of strategic alternatives. Included in the operating results for the 2005 fourth quarter were $2.6 million net of tax, or $0.08 per diluted share, related to the favorable adjustment to a litigation charge recorded in the third quarter of 2005 regarding the settlement of a class action litigation matter and $1.5 million net of tax, or $0.05 per diluted share, related to the gain on sale of real estate.

Gross margin from continuing operations increased $7.9 million, or 10.4 percent, to $84.7 million for the fourth quarter of 2006 as compared with $76.8 million for the prior year fourth quarter. As a percentage of sales, gross margin was 17.2 percent for the fourth quarter 2006 and 16.8 percent for the fourth quarter 2005. The increase in the year-to-year gross margin rate was primarily due to lower distribution costs as a percentage of sales and the impact of fewer new store openings in the latter half of 2006 as compared to the latter half of 2005 partially offset by a lower profit rate on product sales.

As a percentage of sales, operating and administrative expenses increased to 15.3 percent for the 2006 fourth quarter from 14.3 percent for the 2005 fourth quarter. Operating and administrative expenses from continuing operations increased $9.8 million, or 15.0 percent, to $75.1 million for the fourth quarter of 2006 as compared with $65.3 million for the prior year fourth quarter. The increase in dollars and as a percentage of sales was largely attributable to increased information systems costs, increased stock-based

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Smart & Final Inc. Fourth Quarter 2006

compensation costs, costs incurred in 2006 associated with the company’s assessment of strategic alternatives, a gain on the sale of real estate of $2.5 million realized in the 2005 fourth quarter, and partially offset by an impairment charge of $0.8 million recorded in the 2005 fourth quarter.

Interest expense remained consistent at $2.2 million for the 2006 and 2005 fourth quarters as a result of slightly higher average debt outstanding essentially offset by lower average interest rates. At the end of the fourth quarter 2006 the balance outstanding on the revolving credit facility was $25.0 million compared with $20.0 million at the end of the fourth quarter 2005.

Cash flow from operating activities reflected cash generation of $48.4 million for the year ended December 31, 2006 compared with cash generation of $60.5 million for the prior year. The reduction in net cash generated from operations from the prior year was primarily due to cash utilized in 2006 for a class-action litigation settlement.

The company opened three new stores and relocated one store during the 2006 fourth quarter and closed one store. The company operated 253 stores at the end of the fourth quarter 2006 compared with 249 stores at the end of the 2005 fourth quarter.

Full Year 2006 Results

For the full year 2006, sales were $2,104.5 million, an increase of $101.5 million or 5.1 percent over 2005 sales of $2,002.9 million. Comparable store sales growth for the 2006 fiscal year was 2.8 percent.

Full year gross margin increased $13.5 million, or 4.0%, to $347.5 million for 2006 as compared with $334.1 million for 2005. As a percentage of sales, gross margin decreased to 16.5 percent for 2006 as compared to 16.7 percent for 2005 due primarily to a lower profit rate on product sales. Operating and administrative expenses increased $28.5 million, or 10.3%, to $305.3 million for 2006 as compared to $276.8 million for 2005. As a percentage of sales, operating and administrative expenses increased to 14.5 percent for 2006 from 13.8 percent for 2005. The increase in dollars and as a percentage of sales was largely attributable to increased store operating costs, increased information systems costs, increased stock-based compensation costs, costs incurred in 2006 associated with the company’s assessment of strategic alternatives, and a gain on the sale of real estate of $2.5 million realized in the 2005 fiscal year.

Income from continuing operations for the full year 2006 was $20.8 million, or $0.65 per diluted share. Income from continuing operations for the full year 2005 was $22.0 million, or $0.69 per diluted share, which included an $8.8 million net of tax litigation charge.

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Smart & Final Inc. Fourth Quarter 2006

Costs associated with the company’s assessment of strategic alternatives through the end of the 2006 fourth quarter were $2.8 million pre-tax, or $0.05 per diluted share.

Conference Call

A telephone conference call with Smart & Final’s senior management previously scheduled for Wednesday February 21, 2007, to review 2006 financial and operating results, has been cancelled.

About Smart & Final

Founded in 1871 in Los Angeles, Smart & Final Inc. operates 254 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

About Apollo Management

Apollo Management is a private investment partnership that manages a pool of investment capital on behalf of a group of institutional investors and the principals of Apollo. Since its inception in 1990, Apollo has invested in excess of $16 billion of equity capital in companies representing a wide variety of industries, both in the U.S. and internationally. Apollo is currently in the process of investing its sixth corporate fund, Apollo Investment Fund VI, L.P., which, with its related affiliates, has committed capital of approximately $12 billion. In addition, Apollo has had several highly successful partnerships with management teams operating retail and consumer-oriented businesses in the past, including investments in Linens ‘n Things, General Nutrition Centers, AMC Entertainment, Ralphs Grocery Company, Dominick’s Supermarkets, Inc., Zale Corporation, Rent-A-Center, Inc. and Proffitt’s Department Stores.

Financial and Legal Advisors

Goldman, Sachs & Co. acted as financial advisor to Smart & Final and Skadden, Arps, Slate, Meagher & Flom LLP provided legal counsel. BNP Paribas Securities Corp. and UBS Investment Bank acted as financial advisors to Groupe Casino and Cleary Gottlieb Steen & Hamilton LLP provided legal counsel.

Rothschild, Inc., Credit Suisse and Bear Stearns acted as financial advisors and Morgan Lewis & Bockius LLP provided legal counsel to Apollo. Apollo has obtained committed debt financing for the transaction from Bank of America Securities, Bear Stearns and Credit Suisse.

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Smart & Final Inc. Fourth Quarter 2006

Forward-Looking and Cautionary Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although Smart & Final believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, Smart & Final’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and/or the stock purchase agreement; the outcome of any legal proceedings that have been or may be instituted against Smart & Final and others following announcement of the merger agreement or the stock purchase agreement; the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; Smart & Final’s ability to effectively manage business growth; changes in legislation and regulations related to the sale and distribution of food products and the sale of alcoholic beverages; increased competition from other foodservice providers; changes in the acceptance of Smart & Final’s services and products by institutional customers and consumers; changes in customer relationships; acceptance of new programs, services, and products by institutional customers and consumers; and global economic conditions, including interest and currency rate fluctuations, and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in Smart & Final’s filings with the Securities and Exchange Commission, available for viewing on Smart & Final’s website www.smartandfinal.com (To access this information on Smart & Final’s website, click on “Corporate” and then “SEC”.) All forward-looking statements are based on information available to Smart & Final on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Smart & Final Inc. Fourth Quarter 2006

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Smart & Final by affiliates of Apollo Management, L.P. In connection with the proposed transaction, Smart & Final will file a proxy statement and file or furnish other relevant materials with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT MATERIALS FILED OR FURNISHED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed or furnished to the Securities and Exchange Commission by Smart & Final at the Securities and Exchange Commission’s website at http://www.sec.gov. The proxy statement and other relevant materials may also be obtained for free from Smart & Final by directing such request to Investor Relations, Smart & Final Inc., 600 Citadel Drive, Commerce, California 90040. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Smart & Final and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of Smart & Final’s participants in the solicitation is set forth in Smart & Final’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from Smart & Final at www.smartandfinal.com or by directing such request to the address provided in the section above.

Contacts:

Smart and Final

Randall Oliver (media)

(323) 869-7607

randall.oliver@smartandfinal.com

Richard Phegley (investors)

(323) 869-7779

rick.phegley@smartandfinal.com

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Smart & Final Inc. Fourth Quarter 2006

Apollo Management

Steven Anreder

(212) 532-3232

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SMART & FINAL INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share amounts)

	December 31, 2006	January 1, 2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$38,800	$31,887
Accounts receivable, less allowance for doubtful accounts of $261 in 2006 and $273 in 2005	16,654	18,410
Inventories	167,341	158,553
Prepaid expenses and other current assets	16,170	16,333
Deferred tax assets	8,904	13,036
Assets held for sale	2,129	2,129

Total current assets	249,998	240,348
Property, plant and equipment:
Land	79,188	70,860
Buildings and improvements	66,273	62,335
Leasehold improvements	145,552	135,018
Fixtures and equipment	223,824	209,751

	514,837	477,964
Less – Accumulated depreciation and amortization	248,585	220,377

Net property, plant and equipment	266,252	257,587
Assets under capital leases, net of accumulated amortization of $3,108 in 2006 and $5,106 in 2005	981	1,423
Capitalized software, net of accumulated amortization of $10,857 in 2006 and $6,150 in 2005	33,874	30,974
Goodwill	34,775	34,775
Deferred tax assets	28,199	28,749
Equity investment in joint venture	8,562	7,481
Cash held in real estate trust	125	120
Other assets	37,770	36,861

Total assets	$660,536	$638,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and capital leases	$66,888	$54,076
Notes payable to affiliate	20,100	33,146
Accounts payable	101,966	99,696
Accrued salaries and wages	17,954	19,898
Other accrued liabilities	40,075	55,348

Total current liabilities	246,983	262,164
Long-term liabilities:
Obligations under capital leases	1,259	1,848
Bank debt	25,000	20,000
Other long-term liabilities	38,054	37,088
Postretirement and postemployment benefits	54,358	43,275

Total long-term liabilities	118,671	102,211
Commitments and contingencies Stockholders’ equity:
Preferred stock, $1 par value (authorized 10,000,000 shares; no shares issued)	—	—
Common stock, $0.01 par value (authorized 100,000,000 shares; 32,664,086 shares issued and outstanding in 2006 and 31,903,478 in 2005)	323	319
Additional paid-in capital	241,489	231,775
Retained earnings	88,355	67,523
Accumulated other comprehensive loss	(24,130)	(15,822)
Notes receivable for common stock	(18)	(18)
Treasury stock, at cost, 809,632 shares in 2006 and 729,475 shares in 2005	(11,137)	(9,834)

Total stockholders’ equity	294,882	273,943

Total liabilities and stockholders’ equity	$660,536	$638,318

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Twelve Weeks Ended		Fiscal Year Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006
	(Unaudited)		(Unaudited)
Sales	$491,399	$456,833	$2,104,473	$2,002,934
Cost of sales, buying and occupancy	406,674	380,061	1,756,933	1,668,880

Gross margin	84,725	76,772	347,540	334,054
Operating and administrative expenses	75,130	65,312	305,260	276,756
Litigation charge	—	(4,300)	—	14,700

Income from operations	9,595	15,760	42,280	42,598
Interest expense, net	2,181	2,188	10,185	9,450

Income from continuing operations before income taxes	7,414	13,572	32,095	33,148
Income tax provision	(2,628)	(4,595)	(12,413)	(12,180)
Equity earnings of joint venture	299	408	1,150	1,060

Income from continuing operations	5,085	9,385	20,832	22,028
Discontinued operations, net of tax	—	(128)	—	(662)

Net income	$5,085	$9,257	$20,832	$21,366

Earnings (loss) per common share*:
Earnings per common share from continuing operations	$0.16	$0.30	$0.66	$0.71
Loss per common share from discontinued operations	—	—	—	(0.02)

Earnings per common share	$0.16	$0.30	$0.66	$0.69

Weighted average common shares	31,471,144	31,083,398	31,349,901	30,841,019

Earnings (loss) per common share, assuming dilution*:
Earnings per common share, assuming dilution, from continuing operations	$0.16	$0.29	$0.65	$0.69
Loss per common share, assuming dilution, from discontinued operations	—	—	—	(0.02)

Earnings per common share, assuming dilution	$0.16	$0.29	$0.65	$0.66

Weighted average common shares and common share equivalents	32,413,934	32,256,850	32,160,250	32,153,630

*	Totals may not aggregate due to rounding.

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AS A PERCENTAGE OF SALES

	Twelve Weeks Ended		Fiscal Year Ended
	December 31, 2006	January 1, 2006	December 31, 2006	January 1, 2006
	(Unaudited)		(Unaudited)
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, buying and occupancy	82.8	83.2	83.5	83.3

Gross margin	17.2	16.8	16.5	16.7
Operating and administrative expenses	15.3	14.3	14.5	13.8
Litigation charge	—	(0.9)	—	0.7

Income from operations	2.0	3.4	2.0	2.1
Interest expense, net	0.4	0.5	0.5	0.5

Income from continuing operations before income taxes	1.5	3.0	1.5	1.7
Income tax provision	(0.5)	(1.0)	(0.6)	(0.6)
Equity earnings of joint venture	0.1	0.1	0.1	0.1

Income from continuing operations	1.0	2.1	1.0	1.1
Discontinued operations, net of tax	—	—	—	—

Net income	1.0%	2.0%	1.0%	1.1%

*	Totals may not aggregate due to rounding.

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SMART & FINAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Fiscal Year Ended
	December 31, 2006	January 1, 2006
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$20,832	$21,366
Adjustments to reconcile net income to net cash provided by continuing activities:
Non-cash litigation charge, net of tax	—	8,799
Depreciation	18,964	18,319
Amortization	16,760	13,387
Amortization of deferred financing costs	483	335
Share-based compensation	3,025	983
Excess tax benefit from share-based compensation	(890)	—
Deferred income tax provision (benefit)	4,682	(6,691)
Equity earnings of joint venture	(1,150)	(1,060)
Asset impairment, at gross	594	828
Gain on disposal of property, plant and equipment	(94)	(2,609)
Decrease (increase) in:
Accounts receivable	2,469	(841)
Inventories	(8,787)	(16,193)
Prepaid expenses and other assets	(468)	54
Increase (decrease) in:
Accounts payable	2,270	16,591
Accrued salaries and wages	(1,944)	15
Other accrued liabilities	(8,358)	8,552

Net cash provided by continuing activities	48,388	61,835
Net cash used in discontinued activities	—	(1,376)

Net cash provided by operating activities	48,388	60,459

Cash Flows from Investing Activities:
Acquisition of property, plant and equipment	(40,171)	(42,426)
Proceeds from disposal of property, plant and equipment	94	3,611
Investment in capitalized software	(8,650)	(11,843)
Other	(930)	(438)

Net cash used in investing activities	(49,657)	(51,096)

Cash Flows from Financing Activities:
Payments on bank line of credit	(75,000)	(30,000)
Borrowings on bank line of credit	80,000	25,000
Payments on notes payable	(822)	(1,353)
Excess tax benefits from share-based compensation	890	—
Stock repurchases	(1,285)	(2,428)
Payments in connection with debt amendments	(50)	(215)
Proceeds from issuance of common stock, net of costs	4,449	2,848

Net cash provided by (used in) financing activities	8,182	(6,148)

Increase in cash and cash equivalents	6,913	3,215
Cash and cash equivalents at beginning of the period	31,887	28,672

Cash and cash equivalents at end of the period	$38,800	$31,887

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